Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172246, 333-163226 and 333-163227 on Form S-8, Registration Statement Nos. 333-172641 and 333-168705 on Form S-3 and Registration Statement Nos. 333-180335, 333-166121, 333-164728, 333-153496, 333-106529, and 333-159810 on Form S-4 of our reports dated February 22, 2012 (except for the effects of the change in segment reporting described in Note 19 and the changes in the condensed consolidating financial statements in Note 22 for which the date is August 27, 2012) relating to the consolidated financial statements and financial statement schedule of DIRECTV and the effectiveness of DIRECTV’s internal control over financial reporting, appearing, in this Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

August 27, 2012